Exhibit 99.1

ESPERION Announces Plan for Transformative Long-Term Growth

–Optimizes organizational structure and operational processes to enable growth as the Company anticipates an inflection post the read-out of the CLEAR Outcomes trial–

–Reduces overall workforce by 40 percent and further shifts marketing strategy towards a greater proportion of digital and virtual outreach–

–Significant operational expense reductions expected in FY 2021 & FY 2022; estimated annualized cash savings of at least $80 million–

ANN ARBOR, Mich., October 18, 2021 (GLOBE NEWSWIRE) – Esperion (NASDAQ: ESPR) today announced its plan to align operational and expense structure to better enable future growth for its two first-in-class oral medicines, NEXLETOL® (bempedoic acid) and NEXLIZET® (bempedoic acid and ezetimibe) and prioritize its investment in CLEAR Outcomes. The Company also issued updated expense guidance for fiscal year 2021 and fiscal year 2022 reflecting lower than previously estimated operating costs and pre-announced preliminary, unaudited U.S. net product revenue of $10.5 to $11.0 million for the quarter ended September 30, 2021.

“In-person access to health care providers has been negatively impacted by the ongoing COVID-19 pandemic. We are adapting to meet their needs in a more effective way that grows awareness of our products at the same time,” said Sheldon Koenig, president and CEO of Esperion. “Cardiovascular disease remains the number one cause of death in the world. ESPERION is fortunate to have two well-received first-in-class medicines approved and available, providing us the opportunity to become a leader in the cardiovascular market. Today’s decision will help to further grow NEXLETOL and NEXLIZET while conserving resources to support our critically important and differentiated CLEAR Outcomes trial, which we believe has the potential to dramatically increase adoption of our innovative cholesterol-lowering agents.”

After a systematic review of our organization and the challenges associated with launching NEXLETOL and NEXLIZET during the COVID-19 pandemic, the Company has implemented changes to align the business with the realities of the current market environment. The Company will be reducing operational expense across the organization through a 40 percent corporate workforce reduction and through targeted program savings.

The Company will focus its commercialization efforts on an optimized blend of focused outreach including a streamlined sales force, directed to targeted cardiologists and primary care physicians, and a suite of digital initiatives designed to increase awareness and utilization of its medicines in appropriate patients. This flexible model will reduce expenses yet preserve our ability to deliver consistent growth leading up to the read-out of the Clear Outcomes trial and beyond.

Financial Outlook Update:

ESPERION revised its 2021 operating expense guidance and expects at least $20 million of savings from prior issued mid-point expense guidance. The Company now estimates Research and Development expenses for fiscal year 2021 to be $110 to $115 million (from $120 to $130 million previously) and Selling, General and Administrative expenses for fiscal year 2021 to be $195 to $200 million (from $200 to $210 million previously), inclusive of $25 million of non-cash, stock-based compensation expense. These reductions reflect optimization activities already implemented that the Company expects to be realized in expense for the third and fourth quarter of this year.

ESPERION anticipates Research and Development expenses for fiscal year 2022 to be $100 to $110 million and Selling, General and Administrative expenses for fiscal year 2022 to be $120 to $130 million. ESPERION expects fiscal year 2022 operating expenses to be $220 to $240 million, inclusive of $25 million of non-cash, stock-based compensation expense.

As of September 30, 2021, total cash, cash equivalents, and restricted cash totaled approximately $153.7 million, assuming $50.0 million will become restricted cash subject to a block account control agreement pursuant to the Amendment to the Security Agreement and Waiver (the “Agreement and Waiver”) by and among the Company, Eiger Partners II LP and Eiger III SA LLC (“Oberland”) after Specified Net Revenue (as defined in the Amendment and Waiver) for the quarter ended September 30, 2021 did not exceed $15.0 million, unless we are able to negotiate a waiver with Oberland on terms that are acceptable to both parties. There were approximately 26.8 million shares of common stock outstanding, excluding the 2.0 million treasury shares to be purchased in the prepaid forward transaction as part of the convertible debt financing with another 4.6 million issuable upon exercise of stock options and vesting of restricted stock units.

The preliminary unaudited results described in this press release are estimates only and are subject to revision until the Company reports its full financial results for the third quarter 2021 on November 2, 2021.

Conference Call and Webcast Information

ESPERION will host a conference call and webcast today, October 18, 2021 at 8:00 A.M. Eastern Time to provide more information on today’s announcement and to answer questions. The call can be accessed by dialing (877) 831-3840 (domestic) or (253) 237-1184 (international) five minutes prior to the start of the call and providing the access code 7683898.

A live audio webcast can be accessed on the investors and media section of the ESPERION website at investor.esperion.com. Access to the webcast replay will be available approximately two hours after completion of the call and will be archived on the ESPERION website for approximately 90 days.

ESPERION Therapeutics

ESPERION is The Lipid Management Company. Our goal is lipid management for everybody, that’s why we work hard to make our medicines easy to get, easy to take and easy to have. We discover, develop and commercialize innovative medicines and combinations to lower cholesterol, especially for patients whose needs aren’t being met by the status quo. Our entrepreneurial team of industry leaders is inclusive, passionate and resourceful. For more information, please visit www.esperion.com and follow us on Twitter at www.twitter.com/EsperionInc.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding marketing strategy and commercialization plans, restructuring and operational expenses, future operations, commercial products, clinical development, plans for potential future product candidates, financial condition and outlook, and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause ESPERION's actual results to differ significantly from those projected, including, without limitation, the impact of the ongoing COVID-19 pandemic on our business, revenues, results of operations and financial condition, the net sales, profitability, and growth of ESPERION’s commercial products, clinical activities and results, supply chain, commercial development and launch plans, and the risks detailed in ESPERION's filings with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and ESPERION disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

Contact:

Esperion Corporate Team
Corporateteam@esperion.com

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